Exhibit 99.3
BOZZ, INC.
AMENDMENT NO. 1 TO COMMON STOCK PURCHASE AGREEMENT
This Amendment No. 1 to Common Stock Purchase Agreement (the “Amendment”) is made effective as of August 3, 2015 (the “Effective Date”), by and between Bozz, Inc., a Delaware corporation, and __________________ (“Purchaser”), and amends that certain Restricted Stock Purchase Agreement, by and between the Company and Purchaser, dated as of May 27, 2015 (the “Agreement”). Unless otherwise defined herein, the capitalized terms herein shall have the same meanings given to them in the Agreement.
RECITALS
A.    The Company and Purchaser are parties to the Agreement, pursuant to which Purchaser purchased _____________ shares of Common Stock of the Company (the “Stock”).
B.    The Company and Purchaser wish to amend certain provisions of the Agreement as set forth herein.
AGREEMENT
The parties hereto agree as follows:
1.    Amendment of Acceleration Provisions. The section of the Agreement labeled “Acceleration Provisions:” is hereby amended and restated in its entirety to read as follows:
“In the event of a Change in Control, the Repurchase Option shall lapse with respect to an additional 25% of the Shares and such shares shall immediately become fully vested, provided that Purchaser remains a Service Provider as of immediately prior to the time of the consummation of such Change in Control.
If at any time in the 12 months following a Change in Control, (i) Purchaser’s services in all capacities as a Service Provider are involuntarily terminated without Cause, or (ii) Purchaser resigns Purchaser’s service in all capacities as a Service Provider for Good Reason, and in either case other than as a result of death or disability, and provided such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), the Repurchase Option shall lapse as to 100% of the Unvested Shares and such Unvested Shares shall immediately become fully vested.”
2.    Full Force and Effect. All other provisions of the Agreement, as amended by this Amendment, shall remain in full force and effect.
3.    Governing Law. This Amendment shall be governed by and construed under the laws of the state of Delaware.
4.    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.
[Signature Page Follows]

The parties hereto have executed this Amendment as of the Effective Date.

COMPANY:

BOZZ, INC.

By:
Name:
Title:

PURCHASER:

By:
SIGNATURE PAGE TO AMENDMENT TO
COMMON STOCK PURCHASE AGREEMENT